____________________________________________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Date of Report (Date of earliest event reported) ______May 6, 2003__________

__________________A. M. Castle & Co._______________________________
(Exact Name of Registrant as Specified In Its Chapter)

Maryland 1-5415 36-0879160
(State of Jurisdiction (Commission (IRS Employer
of Incorporation) File Number) Identification No.)

3400 North Wolf Road, Franklin Park, IL 60131
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 847/455-7111

________________________________________________________________
Former name or former address, if changed since last report)

____________________________________________________________________________________________________________

Item 9. Regulation FD Disclosure

On Tuesday, May 6, 2003, the Company will issue a press release, a copy of which is attached as Exhibit A, which contains Non-GAAP financial information. The Non-GAAP financial information consists of EBITDA (Earnings Before Interest, Discounts on Sale of Accounts Receivable, Taxes, Depreciation and Amortization). This measure may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a measure that should be reported because of its importance to the professional investment community including the Company's primary lenders. Further the Company discusses trailing quarter-to-quarter comparative results which do not include the net inventory charges made in the fourth quarter of 2002. The Company believes this information is necessary to a proper understanding of the impact of volume changes on the Company's earnings between the first quarter and fourth quarter, on a comparable basis, without the effect of a net inventory adjustment which only occurs in the fourth quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. Castle & Co.

/s/ Edward F. Culliton
EdwardF. Culliton
Vice President & CFO

Date: May 5, 2003

Exhibit A.1

FOR IMMEDIATE RELEASETUESDAY,
MAY 6, 2003

A. M. CASTLE & CO. ANNOUNCES FIRST QUARTER OPERATING RESULTS

FRANKLIN PARK, ILLINOIS, MAY 6, 2003 -- A. M. CASTLE & CO. (AMEX: CAS), A North American distributor of highly engineered metals and plastics, today announced its operating results for the quarter ended March 31, 2003.

     For the quarter, sales totalled $141.6 million, an increase of 4.1 percent over sales of $136.0 million for the first three months of 2002. Current quarter sales include $3.3 million of revenues of its small order business, Metal Express, which was consolidated following the Company's purchase of its partner's remaining joint venture interest effective May 1, 2002. Metal revenues were relatively flat year-over-year while sales of its Total Plastics, Inc. subsidiary rose $1.9 million, or 13.2 percent. Gross material margins rose $1.9 million due primarily to the inclusion of Metal Express and the increased volume of Total Plastics. As a percent of sales, total gross material margins at 30.5 percent were comparable to the 30.4 percent reported in the prior quarter.

     Other operating expenses rose $3.1 million to $42.7 million from $39.6 million in the first quarter of 2002. The consolidation of Metal Express accounted for $1.7 million of the increase while expenses at Total Plastics rose $0.7 million in support of higher activity levels. Of the remaining $0.7 million of increased expenses, $0.4 million was due to lower non-cash pension income primarily due to a reduction in the expected long-term rate of return on pension assets from 10 percent to 9 percent. Financing expense increased to $2.8 million from $2.1 million a year-ago reflecting the impact of higher rates negotiated as part of the capital restructuring put in place in the later part of 2002 offset by reductions of $14.8 million in the aggregate amount of debt and advances under the Company's accounts receivable purchase facility. After-tax losses for the quarter totalled $1.4 million as compared with $0.2 million in 2002. Including dividends payable on preferred stock, the net loss applicable to common stock totalled $1.6 million, or 10 cents per share, compared with $0.2 million, or 1-cent per share, a year ago.

Exhibit A.2

In making the announcement, G. Thomas McKane, President and CEO noted that "On a trailing quarter basis, sales were up $17.4 million, or 14.0 percent. Gross material margins increased $6.4 million from the fourth quarter of 2002. The Company's fourth quarter cost of sales included a $1.3 million net inventory adjustment. Exclusive of this charge, gross material margins increased by $5.1 million. Plant, delivery, selling and administrative expenses increased by $2.3 million, or 13.5 percent on the incremental sales volume. As a result of the increased volume, we produced a $2.8 million increase in EBITDA. This $2.8 million represents a 16.1 percent return on incremental sales, indicative of the leverage the Company will realize when demand in our markets begins to recover."

     Speaking to current market conditions, Mr. McKane noted that the Company was seeing single digit growth in the upper Midwest but that aerospace markets continue to decline as both commercial and private aircraft orders remain depressed.

     In closing, Mr. McKane invited interested parties to listen to the Company's conference call scheduled for 11:00 (EST) today, Tuesday, May 6, 2003. Connection is available at www.amcastle.com and will be available for 14 days following the call.

Founded in 1890, A. M. Castle & Co. provides highly engineered materials and value-added services to a wide range of industrial companies. The company is widely recognized as one of the leading industrial distributors of specialty metals such as carbon, alloy and stainless steels; aluminum; nickel alloy; titanium; and copper and brass. Through its subsidiary, Total Plastics, Inc., the company also distributes a broad range of value-added industrial plastics. Together, Castle and its affiliated companies operate over 50 locations throughout North America. Its common stock is traded on the American and Chicago Stock Exchanges under the ticker symbol "CAS."

     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the company has no control. These risk factors and additional information are included in the company's reports on file with the Securities and Exchange Commission.

Financial tables to follow...

Exhibit A.3

CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
-------------------------------------------
(Unaudited)

For the Three Months Ended March 31,	2003 2002
Net sales	$ 141,646	$ 136,036
Cost of material sold	(98,444)	(94,744)
Gross material margin	43,202	41,292
Plant and delivery expense	(22,350)	(22,134)
Sales, general and administrative expense	(18,036)	(15,472)
Depreciation and amortization expense	(2,304)	(2,034)
Total other operating expense	(42,690)	(39,640)
Operating income	, 51	2	1,652
Equity in earnings (loss) of joint ventures	(37)	166
Interest expense, net	(2,443)	(1,768)
Discount on sale of accounts receivable	(329)	(298)
Loss from continuing operations before taxes	(2,297)	(248)
Income Taxes:
Federal	763	75
State	127	14
890	89
Net loss from continuing operations	(1,407)	(159)
Discontinued operations:
Income from discontinued operations,
net of income tax $2	--	7
Net loss	(1,407)	(152)
Preferred dividends	(238)	--
Net loss applicable to common stock	$ (1,645)	$ (152)
Basic and diluted loss per share from:
Continuing operations	$ (0.10)	$ (0.01)
Discontinued operations	--	--
Total	$ (0.10)	$ (0.01)

Prior year amounts have been reclassified to conform with current year presentation related primarily to discontinued operations.

Exhibit A.4

CONDENSED BALANCE SHEETS

(Amounts in thousands)
(Unaudited)

March 31, December 31, March 31,
2003 2002 2002 ---------------------------------------------- --

ASSETS
Cash	$ 1,306	$ 918	$ 1,248
Accounts receivable	42,714	34,273	31,966
Inventories (principally on last-in, first-out basis)	128,092	131,704	133,652
Income tax receivable	12,929	9,897	4,973
Other current assets	7,492	7,930	7,435
Current assets - discontinued subsidiary	--	--	8,705
Total current assets	192,533	184,722	187,979
Investment in joint ventures	7,404	7,278	9,373
Goodwill	31,978	31,947	31,197
Pension assets	40,719	40,359	29,783
Advances to joint ventures and other assets	6,534	6,754	4,384
Property, plant and equipment at cost:
Land	6,027	6,025	5,824
Buildings	53,440	53,322	51,328
Machinery and equipment	126,311	125,376	124,840
	185,778	184,723	181,992
Less--accumulated depreciation	(105,534)	(103,188)	(97,656)
	80,244	81,535	84,336
Non-current assets - discontinued subsidiary	--	--	2,419
Total assets	$ 359,412	$ 352,595	$ 349,471
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 68,256	$ 64,192	$ 62,332
Accrued liabilities	16,834	16,092	14,523
Deferred and current taxes	4,386	4,351	3,674
Current portion of long-term debt	9,622	3,546	2,442
Current liabilities - discontinued subsidiary	--	--	6,584
Total current liabilities	99,098	88,181	89,555
Long-term debt, less current portion	103,814	108,801	113,146
Long-term debt - discontinued subsidiary	--	--	853
Deferred and current taxes	23,011	21,101	20,358
Minority interest	1,376	1,352	1,290
Post retirement benefit obligations	2,222	2,236	2,181
Stockholders' equity
Preferred stock	11,239	11,239	--
Common stock	158	158	147
Additional paid in capital	35,017	35,017	28,459
Earnings reinvested in the business	83,851	85,490	95,496
Accumulated other comprehensive loss	(35)	(555)	(1,555)
Other-deferred compensation	(109)	(195)	(457)
Treasury stock, at cost	(230)	(230)	(2)
Total stockholders' equity	129,891	130,924	122,088
Total liabilities and stockholders' equity	$ 359,412	$ 352,595	$ 349,471

CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in thousands) For the Three Months
(Unaudited) Ended March 31,
2003 2002__
----------------------------

Cash flows from operating activities:
Net loss	$(1,645)	$ (152)
Net income from discontinued operations	-	(7)
Depreciation and amortization	2,304	2,034
Equity in (earnings) loss of joint ventures	37	(166)
(Decrease) increase in deferred taxes	(1,361)	1,592
Non-cash pension income	(240)	(616)
Other	12	(461)
Cash from operating activities before working capital changes	(893)	2,224
Sale of accounts receivable	4,300	2,000
Other decrease (increase) in working capital	(2,922)	(1,853)
Net cash from operating activities - continuing operations	485	2,371
Net cash from operating activities - discontinued operations	-	2,936
Net cash from operating activities	485	5,307
Cash flows from investing activities:
Advances to joint ventures	(114)	(1,605)
Capital expenditures, net of sales proceeds	(736)	(851)
Net cash from investing activities - continuing operations	(850)	(2,456)
Net cash from investing activities - discontinued operations	-	(16)
Net cash from investing activities	(850)	(2,472)
Cash flows from financing activities:
Long-term borrowings, net	697	(4,105)
Effect of exchange rate changes on cash	56	6
Other	-	83
Net cash from financing activities - continuing operations	753	(4,016)
Net cash from financing activities - discontinued operations	-	628
Net cash from financing activities	753	(3,388)
Net increase in cash	388	(553)
Cash - beginning of year	918	1,801
Cash - end of period	$ 1,306	$ 1,248